Exhibit 10.5
DEVELOPERS DIVERSIFIED REALTY CORPORATION
2005 EQUITY DEFERRED COMPENSATION PLAN
(January 1, 2009 Restatement)
ARTICLE I
PURPOSE; PARTICIPATION
     1.1 Purpose. Developers Diversified Realty Corporation (the “Company”) previously established effective January 1, 2003, the Developers Diversified Realty Corporation Equity Deferred Compensation Plan (the “Original Plan”) to provide a select group of key management employees of the Company, as well as members of the Company’s Board, with an opportunity to defer the receipt of Common Shares with respect to Eligible Equity Awards. As a result of the new rules provided under the American Jobs Creation Act of 2004 (the “Act”) and Section 409A of the Internal Revenue Code (the “Code”), the Company froze deferrals under the Original Plan effective December 31, 2004, and established a new plan to reflect deferrals of equity compensation on or after January 1, 2005 (the “Plan”). Final Treasury Regulations have been published under Section 409A of the Code, and the Company desires to set forth the terms of the Plan for the purpose of reflecting those Treasury Regulations and for other purposes.
     The Plan, which is intended to be a “nonqualified deferred compensation plan” that satisfies the requirements of the Act and Section 409A of the Code, shall be interpreted and administered by the Committee to the extent possible in a manner consistent with that intent. The provisions of the Developers Diversified Realty Corporation 2005 Equity Deferred Compensation Plan (January 1, 2009 Restatement) set forth herein are effective as of January 1, 2009, except as otherwise provided herein. For the period prior to January 1, 2009, the Plan shall operate based upon IRS Notice 2005-1, additional notices published by the Treasury Department and the Internal Revenue Service providing transition guidance, and a good faith, reasonable interpretation of Section 409A of the Code.
     1.2 Participation. Participation in the Plan will be limited to those key management employees of the Company, as well as members of the Company’s Board, as the Committee in its sole discretion shall designate from time to time to be eligible to make Deferral Elections hereunder.
ARTICLE II
DEFINITIONS
For purposes of this Plan, the following terms shall have the following meanings:
“Board” means the Board of Directors of the Company.
     “Change in Control” means the occurrence, at any time during the term of this Plan, of any of the following events:
     (a) the Board or shareholders of the Company approve a consolidation or merger in which the Company is not the surviving corporation, the sale of substantially all of the assets of the Company, or the liquidation or dissolution of the Company;
     (b) any person or other entity (other than the Company or a Subsidiary or any Company employee benefit plan (including any trustee of any such plan acting in its capacity as trustee)) purchases any Shares (or securities convertible into Shares) pursuant to a tender or exchange offer without the prior consent of the Board, or becomes the beneficial owner of securities of the Company representing 20% or more of the voting power of the Company’s outstanding securities;
     (c) during any two-year period, individuals who at the beginning of such period constitute the entire Board cease to constitute a majority of the Board, unless the election or the nomination for election of each new director is approved by at least two-thirds of the directors then still in office who were directors at the beginning of that period; or
     (d) a record date is established for determining shareholders of the Company entitled to vote upon (i) a merger or consolidation of the Company with another real estate investment trust, partnership, corporation, or other entity in which the Company is not the surviving or continuing entity or in which all or a substantial part of the outstanding shares are to be converted into or exchanged for cash, securities or other property, (ii) a sale or other disposition of all or substantially all of the assets of the Company or (iii) the dissolution of the Company.
For purposes of the foregoing definition, “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in that chain.
     Notwithstanding the above, a “409A Change in Control” means a change in control with respect to the applicable corporation as defined in Treasury Regulation Section 1.409A-3(i)(5). For purposes of this definition, “applicable corporation” means:
     (a) the corporation for which the Participant is performing services at the time of the change in control event;
     (b) the corporation(s) liable for payment hereunder (but only if either the accrued benefit hereunder is attributable to the performance of service by the Participant for such corporation(s) or there is a bona fide business purposes for such corporation(s) to be liable for such payment and, in either case, no significant purpose of making such corporation(s) liable for such benefit is the avoidance of Federal income tax); or
     (c) a corporation that is a majority shareholder of one of the corporations described in (a) or (b) above or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in (a) or (b) above.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means the Executive Compensation Committee of the Board.
“Company” means Developers Diversified Realty Corporation, an Ohio corporation.
     “Company Equity Plan” means any equity compensation plan maintained by the Company providing for the award of Deferred Shares and/or Restricted Stock, including but not limited to the Amended and Restated Developers Diversified Realty Corporation 1992

Employees’ Share Option Plan, the Amended and Restated Developers Diversified Realty Corporation Equity-Based Award Plan of 1996, the Amended and Restated 1998 Developers Diversified Realty Corporation Equity-Based Award Plan, the 2002 Developers Diversified Realty Corporation Equity-Based Award Plan, the 2004 Developers Diversified Realty Corporation Equity-Based Award Plan, and the 2008 Developers Diversified Realty Corporation Equity-Based Award Plan.
     “Deferral Election” means an election, filed with the Committee pursuant to the terms and conditions of this Plan at the time, and in the manner, specified by the Committee, pursuant to which a Participant elects to have all or part of an Eligible Equity Award cancelled and converted into Stock Units under this Plan, and to have such Stock Units credited to his or her Stock Account under this Plan pursuant to Section 4.2 hereof.
     “Deferred Share Subaccount” means the bookkeeping subaccount maintained by the Company for a Participant under Section 4.3 with respect to the Participant’s Deferred Shares that are subject to a Deferral Election (or a Subsequent Deferral Election) hereunder.
     “Deferred Shares” means a contractual right to receive Shares from the Company at a specified future date or dates in the form of deferred shares awarded, or to be awarded, to a Participant under and pursuant to the terms of a Company Equity Plan.
     “Designated Deferral Period” shall mean the deferral period selected by the Participant with respect to an Eligible Equity Award, which deferral period shall specify the date or dates on which the delivery of Shares or the payment of Dividend Equivalent Payments with respect to such Eligible Equity Award shall begin; provided however that the Designated Deferral Period specified by a Participant with respect to an Eligible Equity Award shall not end prior to the date on which the shares of Restricted Stock or Deferred Shares related to such Eligible Equity

Award would otherwise vest and become nonforfeitable in accordance with their terms. For purposes of this Plan, a Participant’s Designated Deferral Period with respect to an Eligible Equity Award shall end, in accordance with the Participant’s Deferral Election for such Eligible Equity Award, either (i) on the first day of the seventh month following the Participant’s Separation from Service or (ii) on the first day of the month following the month in which the Participant attains the age specified on the applicable Deferral Election. Notwithstanding the foregoing, in the case of a Participant who has elected a Designated Deferral Period ending on the attainment of a particular age after age 65, (i) if he has a Separation from Service prior to the date that precedes his attainment of age 65 by seven months or more, delivery or payment to such Participant shall commence with respect to the Deferral Election on the January 1st next following the Participant’s 65th birthday, and (ii) if he has a Separation from Service after the date that precedes his attainment of age 65 by seven months or more, delivery or payment to such Participant shall commence with respect to the Deferral Election on the first day of the seventh month following his Separation from Service.
     “Dividend Equivalent Account” means an individual bookkeeping account established for a Participant pursuant to Section 4.4 hereof, with respect to Dividend Equivalent Payments credited to the Participant under Section 4.4.
     “Dividend Equivalent Payments” means the amount of dividends or other distributions to shareholders of the Company that a Participant would have received had the Participant’s Stock Units been actual Shares as of the date of a dividend or other distribution by the Company.
     “Eligible Equity Award” means an award of Deferred Shares or Restricted Stock made, or to be made, under a Company Equity Plan, and such other awards as may be designated as Eligible Equity Awards by the Committee in its sole discretion.

     “Participant” means any eligible management employee or member of the Board who is designated as a Participant in this Plan by the Committee with respect to a Plan Year and who participates in this Plan by timely completing a Deferral Election.
     “Plan Year” means each calendar year.
     “Related Employer” means any employer other then the Company that is a member with the Company of a controlled group of corporations (as defined in Section 414(b) of the Code) or trades or business (whether or not incorporated) under common control (as defined in Section 414(c) of the Code).
     “Restricted Stock” means Shares awarded, or to be awarded, to a Participant in the form of restricted stock under and pursuant to the terms of a Company Equity Plan.
     “Restricted Stock Subaccount” means the bookkeeping subaccount maintained by the Company for a Participant under Section 4.3 with respect to the Participant’s Restricted Stock that is subject to a Deferral Election (or a Subsequent Deferral Election) hereunder.
     “Separation from Service” means the date the Participant retires or otherwise has a termination of employment (or a termination of the contract pursuant to which the Participant has provided services as a member of the Board) with the Company and all Related Employers, as further defined in Treasury Regulation Section 1.409A-1(h); provided, however, that
     (a) For purposes of this definition, the term “Related Employer” shall be modified as follows:
(i) In applying Section 1563(a)(1), (2) and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the phrase “at least 50%” shall be used instead of “at least 80 percent” each place “at lest 80 percent” appears in Section 1563(a)(1), (2) and (3) of the Code; and
(ii) In applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or business (whether or not incorporated) under common control for purposes of Section 414(c) of the Code, the phrase “at least 50%” shall be used instead of “at least 80 percent” each place “at least 80 percent” appears in Treasury Regulation Section 1.414(c)(2).
     (b) In the event a Participant provides services to the Company or a Related Employer as an employee and as a member of the Board,
(i) The employee Participant’s services as a director are not taken into account in determining whether the Participant has a Separation from Service as an employee; and
(ii) The director Participant’s services as an employee are not taken into account in determining whether the Participant has a Separation from Service as a director;
provided that this Plan is not aggregated with a plan subject to Section 409A of the Code in which the director Participant participates as an employee of the Company or a Related Employer or in which the employee Participant participates as a director of the Company or a Related Employer, as applicable, pursuant to Treasury Regulation Section 1.409A-1(c)(2)(ii).
“Shares” means the Common Shares, without par value, of the Company.
     “Stock Account” means an individual bookkeeping account established for a Participant pursuant to Section 4.3 hereof, with respect to Stock Units credited to the Participant, which consists of the Participant’s Deferred Share Subaccount and Restricted Stock Subaccount.
     “Stock Units” means the units credited to a Participant’s Stock Account, as described in Section 4.2 hereof. Each Stock Unit credited to a Participant’s Stock Account shall represent the right, subject to the terms and conditions of this Plan, to receive one (1) Share at the end of the Participant’s Designated Deferral Period.
     “Subsequent Deferral Election” means an election, filed with the Committee on or before the date prescribed by the Committee, pursuant to which a Participant elects to (i) have the delivery of Shares attributable to Stock Units previously credited to his or her Stock Account under the Plan deferred past the then current Designated Deferral Period and/or (ii) have the payment of any Dividend Equivalent Payments previously credited to his or her Dividend Equivalent Account deferred past the then current Designated Deferral Period; provided however, that no Subsequent Deferral Election shall be valid unless (i) such Subsequent Deferral Election is made at least twelve (12) months before the scheduled expiration of the then current Designated Deferral Period, (ii) any such extension is for a period of not less than five (5) years after the end of the then current Designated Deferral Period for such Stock Units or Dividend Equivalent Payments, and (iii) such Subsequent Deferral Election has been made at least twelve (12) months prior to the date payment of his or her Stock Account would otherwise have been made.
ARTICLE III
PARTICIPATION
     3.1 Eligibility and Participation. Employees who shall be eligible to participate in this Plan shall be those employees who are or who become executive officers or members of the key management team of the Company. The Committee shall have the sole and exclusive right to determine which employees and members of the Board will be selected to participate in the Plan in any given Plan Year. The Committee may terminate the participation of any Participant in the Plan at any time, provided that such termination of participation shall not affect amounts previously credited to his or her Stock Account or Dividend Equivalent Account, which shall continue to be subject to all of the terms and conditions of this Plan, nor affect the terms of any Deferral Election except as permitted pursuant to Section 4.6.
ARTICLE IV
DEFERRAL ELECTIONS
     4.1 Deferral Elections.
     (a) The Committee will designate the Participants who are eligible to participate in this Plan for any Plan Year. Each eligible employee or member of the Board who has been designated by the Committee as a Participant in this Plan for any Plan Year may file a Deferral Election with the Committee at the time and in the form prescribed by the Committee, and in accordance with such rules and procedures as may be established by the Committee in its sole discretion; provided however that a Deferral Election with respect to a Plan Year, in order to be valid, must be delivered to the Committee not later than the close of the calendar year immediately preceding the Plan Year in which the Eligible Equity Award is awarded. Notwithstanding the foregoing, an election satisfying the requirements of a Subsequent Deferral Election may be made 12 months prior to the date Restricted Shares awarded pursuant to an Eligible Equity Award are scheduled to vest. Once made, a Participant’s Deferral Election shall be irrevocable (except as may be permitted by the IRS in connection with the promulgation of regulations or other guidance that may be issued under Section 409A of the Code, or any successor provision of the Code). Notwithstanding the foregoing, in accordance with Q&A-20 of IRS Notice 2005-1, during calendar year 2005, a Participant may elect to reduce his or her Deferral Election for 2005 without causing the Plan to fail to conform to the requirements of Section 409A of the Code. In addition, in accordance with Q&A-20 of IRS Notice 2005-1, during 2005, a Participant may elect to terminate participation in the Plan or revoke a Deferral Election for calendar year 2005 without causing the Plan to fail to conform to the requirements of Section 409A of the Code. Moreover, after January 1, 2006, and on or before December 31, 2006, and to the extent permitted by the Company, a Participant may make a change in a payment election as described in IRS Notice 2006-79, provided that with respect to an election to change a time and form of payment made after January 1, 2006 and on or before December 31, 2006, the election may apply only to amounts that would not otherwise be payable in 2006 and may not cause an amount to be paid in 2006 that would not otherwise be payable in 2006. Moreover, after January 1, 2007, and on or before December 31, 2007, and to the extent permitted by the Company, a Participant may make a change in a payment election as described in IRS Notice 2006-79, provided that with respect to an election to change a time and form of payment made after January 1, 2007 and on or before December 31, 2007, the election may apply only to amounts that would not otherwise be payable in 2007 and may not cause an amount to be paid in 2007 that would not otherwise be payable in 2007. Moreover, after January 1, 2008, and on or before December 31, 2008, and to the extent permitted by the Company, a Participant may make a change in a payment election as described in IRS Notice 2007-86, provided that with respect to an election to change a time and form of payment made after January 1, 2008 and on or before December 31, 2008, the election may apply only to amounts that would not otherwise be payable in 2008 and may not cause an amount to be paid in 2008 that would not otherwise be payable in 2008.
     (b) In the case of the first year in which an eligible employee or member or the Board becomes eligible to participate in the Plan, such individual may file any initial Deferred Election with the Committee in the form prescribed by the Committee within 30 days after the date he becomes eligible to participate in the Plan, with respect to compensation paid for services to be performed after the election.
     (c) A Deferral Election shall be deemed to have been made only when the completed and executed form of Deferral Election is received by the Committee or its designated agent. A separate Deferral Election shall be made by an eligible Participant with respect to each Eligible Equity Award to be subject to a Deferral Election during such Plan Year. If an eligible Participant fails to file a Deferral Election with respect to an Eligible Equity Award by the date specified by the Committee with respect to any Plan Year (or within the period permitted under Section 4.1(b) with respect to a newly eligible Participant), he or she shall be deemed to have elected not to make a Deferral Election with respect to such Eligible Equity Award for such Plan Year.
     4.2 Effect of Deferral Election; Subsequent Deferral Elections.
     (a) If a Participant timely files a Deferral Election with the Committee with respect to an Eligible Equity Award, the following provisions will apply:
     (1) Each share of Restricted Stock subject to a Deferral Election will be automatically cancelled as of the first day of the Plan Year to which such Deferral Election relates (or such later date on which it is awarded or as may be specified by the Committee in accordance with Section 409A of the Code) and will be replaced with a corresponding Stock Unit credited to the Participant’s Restricted Stock Subaccount in accordance with Section 4.3. Stock Units credited to a Participant’s Restricted Stock Subaccount shall vest or be forfeited by the Participant in the same manner, and subject to the same terms and conditions, as applied to the shares of Restricted Stock for which the Stock Units were substituted. As a result of a valid Deferral Election with respect to Restricted Stock, the Participant shall be entitled to a future distribution of one Share with respect to each vested Stock Unit credited to the Participant’s Restricted Stock Subaccount relating to such Deferral Election upon the expiration of the applicable Designated Deferral Period.
     (2) Each Deferred Share subject to a Deferral Election will be automatically cancelled as of the first day of the Plan Year to which such Deferral Election relates (or by such later date on which the related award is made or as may be specified by the Committee in accordance with Section 409A of the Code) and will be replaced with a corresponding Stock Unit credited to the Participant’s Deferred Share Subaccount in accordance with Section 4.3. Stock Units credited to a Participant’s Deferred Share Subaccount shall vest or be forfeited by the Participant in the same manner, and subject to the same terms and conditions, as applied to the Deferred Shares for which the Stock Units were substituted. As a result of a valid Deferral Election with respect to Deferred Shares, the Participant shall be entitled to a future distribution of one Share with respect to each vested Stock Unit credited to the Participant’s Deferred Share Subaccount relating to such Deferral Election upon the expiration of the applicable Designated Deferral Period.
     (b) Each Participant who has filed a Deferral Election with respect to an Eligible Equity Award may file a Subsequent Deferral Election thereby electing to extend the Designated Deferral Period with respect to the Participant’s Stock Units relating to such Deferral Election. A valid Subsequent Deferral Election, if made, will extend the delivery date of the Shares represented by the Stock Units subject thereto until the end of Participant’s Designated Deferral

Period, as amended by such Subsequent Deferral Election. A Subsequent Deferral Election must be filed with the Committee at the time and in the form prescribed by the Committee, in accordance with such additional rules and procedures as may be established by the Committee in its sole discretion. Once made, a Participant’s Subsequent Deferral Election shall be irrevocable.
     4.3 Stock Accounts.
     (a) The Committee shall establish and maintain a bookkeeping account in the name of each Participant who makes a Deferral Election during the course of his or her participation in the Plan. Each Participant’s Stock Account shall consist of the sum of the Stock Units credited to the Participant’s Deferred Share Subaccount and Restricted Stock Subaccount. Each Participant’s Stock Account (and the appropriate subaccount) shall be adjusted as follows:
     (1) as of the date specified in Section 4.2(a)(1) or (2) on which the Restricted Stock or Deferred Shares subject to the Participant’s Deferral Election are cancelled, the Participant’s Deferred Share Subaccount or Restricted Stock Subaccount, as the case may be, shall be credited with that number of Stock Units equal to the number of Shares to which the Deferral Election relates;
     (2) as of the date on which Shares are distributed to the Participant in accordance with Section 4.5, the Participant’s Stock Account (and appropriate subaccount) shall be reduced by an equal number of Stock Units; and
     (3) as of the date on which any Stock Units are forfeited by the Participant in connection with a termination of the Participant’s employment with the Company or membership on the Board prior to the time at which such Stock Units shall have vested as provided in Section 4.2(a)(1) or (2), as the case may be, the Participant’s Stock Account (and appropriate subaccount) shall be reduced by the number of Stock Units that are forfeited by the Participant.
In the event of changes that impact the Company’s capital structure, or Share status, each Participant’s Stock Account and the number of Stock Units credited thereto shall be equitably adjusted by the Committee in its sole discretion in a manner consistent with adjustments made to outstanding equity awards pursuant to the Company Equity Plans.

     (b) Notwithstanding anything to the contrary in the Plan or in any Deferral Election hereunder, in the event of a Change in Control of the Company all Stock Units previously credited to a Participant’s Stock Account shall become fully and immediately vested. Moreover, in the event of a 409A Change in Control, a Participant’s Designated Deferral Period(s) under the Plan shall automatically end on the effective date of such 409A Change in Control and distribution shall be made in a single payment on the tenth business day thereafter. However, if the Committee determines to permit elections relating to distribution in the event of a 409A Change in Control (a “Change in Control Election”), which elections shall apply only to amounts credited pursuant to Deferral Elections made at the time of or after the Change in Control Election, a Participant may elect that his otherwise applicable Designated Deferred Period(s) shall not end on the effective date of such 409A Change in Control.
     4.4 Distribution of Shares from Stock Accounts; Forfeiture of Stock Units.
     (a) Subject to any limitation set forth in this Plan or any other limitations as may be established by the Committee in its sole discretion, each Participant shall specify the payment method with respect to his or her Stock Account at the time he or she makes a Deferral Election or a Subsequent Deferral Election with respect to all or part of an Eligible Equity Award. A Participant may elect to have his or her vested Stock Units with respect to any Eligible Equity Award paid in the following manner following the expiration of the Participant’s Designated Deferral Period with respect to such Eligible Equity Award:
(1)	a single lump sum; or

(2)	equal or substantially equal monthly installments over a period of between 12 and 120 months, as elected by the Participant.
Notwithstanding any Plan provision to the contrary, any payments or distributions with respect to the vested Stock Units credited to a Participant’s Stock Account under this Plan shall in all cases be satisfied by the delivery by the Company of a number of Shares equal to the number of Stock Units with respect to which such distribution is being made. Notwithstanding any Plan provision to the contrary, in accordance with Sections 4.1(a) and 4.2(b) a Participant may make certain modifications or further elections.
     (b) Notwithstanding anything to the contrary in this Plan, no distribution shall be made with respect to any Stock Units that have not vested in accordance with the vesting provisions that applied to the shares of Restricted Stock or Deferred Shares to which such Stock Units relate, including the vesting provisions of Section 4.3(b) or any vesting which occurs by reason of the Committee’s action to vest such Stock Units. In the event of a Participant’s Separation from Service, any Stock Units that have not vested as of the date of such event in accordance with the vesting and forfeiture provisions that applied to the related shares of Restricted Stock or Stock Units shall be forfeited by the Participant for no consideration.
     4.5 Dividend Equivalent Payments.
     (a) Each Participant will be entitled to a cash payment of additional compensation from the Company in an amount equal to the Dividend Equivalent Payments with respect to the Participant’s Stock Units. Such amount shall, subject to the deferral election described in Section 4.5(b) below, be paid to the Participant not later than five (5) business days following the date of distribution of the dividend to which such Dividend Equivalent Payment relates.
     (b) If the Committee determines to permit deferral of Dividend Equivalent Payments relating to an Eligible Equity Award, each Participant shall have the right to elect to defer the receipt of all or part of the Dividend Equivalent Payments that would otherwise be paid to the Participant pursuant to Section 4.5(a) as a result of that Eligible Equity Award. An election to defer the receipt of all or part of the Dividend Equivalent Payments with respect to that Eligible

Equity Award shall be made by written notice, in such form and at the time as the Committee may prescribe; provided however that an election under this Section 4.5(b), to be valid, must be made prior to January 1st of the calendar year in which such Eligible Equity Award is made (or in the case of a newly eligible Participant, within the period described in Section 4.1(b)). Once made, such election shall be effective to defer receipt of the designated portion, as specified by the Participant, of the Dividend Equivalent Payments that would otherwise be made to the Participant under Section 4.5(a) relating to that Eligible Equity Award. Any amounts that are deferred pursuant to this Section 4.5(b) shall be credited to a Dividend Equivalent Account to be maintained by the Company in the name of the Participant. Amounts that are deferred under this Section 4.5(b) shall be payable to the Participant at the end of the Participant’s Designated Deferral Period with respect to such Dividend Equivalent Payments. Once made, an election under this Section 4.5(b) shall be irrevocable (except as may be permitted by the IRS in connection with the promulgation of regulations or other guidance that may be issued under Section 409A of the Code, or any successor provision of the Code).
     (c) Amounts paid to a Participant from the Participant’s Dividend Equivalent Account shall be credited with earnings based on a reasonable rate of “interest” from the time credited until paid at a rate to be determined by the Committee in its sole discretion.
     (d) Subject to any limitation set forth in this Plan or any other limitations as may be established by the Committee in its sole discretion, each Participant shall specify the payment method with respect to his or her Dividend Equivalent Account relating to any Eligible Equity Award at the time he or she makes a Deferral Election or a Subsequent Deferral Election with respect to such Dividend Equivalent Payments. A Participant may elect to have his or her Dividend Equivalent Account relating to an Eligible Equity Award paid in the following manner following the expiration of the Participant’s Designated Deferral Period with respect to such Dividend Equivalent Payments:
(1)	a single lump sum; or

(2)	equal or substantially equal monthly installments over a period of between 12 and 120 months, as elected- by the Participant.
All payments due under this Section 4.5 shall be paid in cash.
     (e) Each Participant who has filed a Deferral Election with respect to the Dividend Equivalent Payments relating to any Eligible Equity Award may file a Subsequent Deferral Election thereby electing to extend the Designated Deferral Period with respect to the Participant’s Dividend Equivalent Account relating to such Eligible Equity Award. A valid Subsequent Deferral Election, if made, will extend the payment date with respect to such portion of his Dividend Equivalent Account until the end of Participant’s Designated Deferral Period, as amended by such Subsequent Deferral Election. A Subsequent Deferral Election must be filed with the Committee at the time and in the form prescribed by the Committee, in accordance with such additional rules and procedures as may be established by the Committee in its sole discretion. Once made, a Participant’s Subsequent Deferral Election shall be irrevocable.
     4.6 Unforeseeable Emergency Withdrawals. Notwithstanding any other provision of this Plan to the contrary, payments may be made to a Participant from his or her vested Stock Account and Dividend Equivalent Account in the event of an “unforeseeable emergency.” For purposes of this Plan, a “unforeseeable emergency” shall mean a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute a “unforeseeable emergency” will depend upon the facts and circumstances of each case, but, in any event, payment may not be made to the extent that such hardship is or may be relieved:
(a)	through reimbursement or compensation by insurance or otherwise; or

(b)	by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or

(c)	by cessation of deferrals under the Plan.
Examples of what are not considered to be unforeseeable emergencies include the need to send a Participant’s child to college or the desire to purchase a home.
     4.7 Death or Disability. In the event a Participant’s service is terminated by reason of death or disability prior to the distribution of any portion of his benefits, any other provision of the Plan to the contrary notwithstanding, the Company shall, within ninety days of the date of service termination, commence distribution of benefits to the Participant (or to the beneficiary or beneficiaries in the event of death). For purposes of the Plan, a Participant will be considered to have a “disability” if the participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. Distribution shall be made in accordance with the method of distribution elected by the Participant pursuant to this Article IV. In the event a Participant’s death or disability occurs after distribution of benefits hereunder has begun, the Company shall continue to make distributions to the Participant (or to the beneficiary or beneficiaries in the event of death) in accordance with the methods of distribution elected by the Participant pursuant to this Article IV.

ARTICLE V
MISCELLANEOUS
     5.1 Beneficiaries. Each Participant shall have the right to designate one or more beneficiaries to receive distributions in the event of the Participant’s death by filing with the Company a beneficiary designation on a form provided by the Committee. The designated beneficiary or beneficiaries may be changed by a Participant at any time prior to his or her death by the delivery to the Company of a new beneficiary designation form. If no beneficiary shall have been designated, or if no designated beneficiary shall survive the Participant, distribution pursuant to this provision shall be made to the Participant’s estate.
     5.2 Administration. Except for those powers and duties expressly reserved for the Board hereunder, this Plan shall be administered by the Committee. The Committee shall have full power to interpret and administer the Plan and full authority to select the individuals who will be allowed to participate in this Plan. The Committee shall have the authority to adopt, alter and repeal such rules, guidelines and practices governing this Plan, including the form and timing of Deferral Elections and Subsequent Deferral Elections, as it shall, from time to time, deem advisable. The Committee shall also have the authority to direct designated officers or employees of the Company or other advisers to prepare such materials or perform such analysis as the Committee deems necessary or appropriate, or to otherwise supervise the administration of this Plan. All decisions of the Committee shall be binding upon all Participants and their respective legal representatives, successors and assigns, and any and all persons claiming under or through any of them, shall be bound by the determinations of the Committee. No member of the Committee shall be liable to any Participant or to the Company for any determination made within the scope of the administrative and interpretive functions granted by the Board. No member of the Committee shall participate in any discussion or determination involving his or her own entitlement to benefits or the form of payment of such benefits.
     5.3 Reports. Until a Participant’s entire Stock Account and/or Dividend Equivalent Account shall have been paid out in full or forfeited, the Company will furnish to the Participant a report, at least annually, setting forth any changes in such accounts and the status of each such account with respect to the vesting of amounts credited to such account and, solely in the case of a Participant’s Dividend Equivalent Account, the amount of “interest” credited thereon under Section 4.5 hereof.
     5.4 Assignment and Alienation of Benefits. The right of each Participant to payment of any account hereunder shall not, to the extent permitted by law, be subject in any manner to attachment or other legal process for the debts of such Participant, and no account shall be subject to anticipation, alienation, sale, pledge, transfer, assignment or encumbrance.
     5.5 Employee and Shareholder Status. Nothing in the Plan shall interfere with nor limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company, including but not limited to a Participant’s membership on the Board. The Plan will not give any person any right or claim to any benefits under the Plan unless such right or claim has specifically accrued under the terms of the Plan. Participation in the Plan shall not create any rights in a Participant (or any other person) as a shareholder of the Company until Shares are registered in the name of the Participant (or such other person).
     5.6 Assets. No Participant or party claiming an interest in amounts deferred by or on behalf of a Participant shall have any interest whatsoever in any specific asset of the Company. To the extent that any party acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company. No assets shall be segregated or earmarked in respect of any Stock Units, Dividend Equivalent Payments, Stock Accounts, or Dividend Equivalent Accounts. The Plan and the crediting of Stock Accounts and/or Dividend Equivalent Accounts hereunder shall not constitute a trust and shall be structured solely for the purpose of recording an unsecured contractual obligation. All amounts payable pursuant to the terms of this Plan shall be paid from the general assets of the Company. Notwithstanding the above, the Company will establish a “rabbi trust” and will contribute to such trust, not later than March 31st of each calendar year during which the Plan remains in existence or at such earlier time or times as may be determined by the Company, that number of Shares equal to the number of Stock Units credited to Participants’ Stock Accounts under the Plan. Distributions of Shares required to be made by the Company to any Participant hereunder may be paid from the assets of such trust. In addition, the Company will establish a separate “rabbi trust” and will contribute to such separate trust, not later than March 31st of each calendar year during which the Plan remains in existence or at such earlier time or times as may be determined by the Company, an amount in cash equal to the amount of Participants’ aggregate Dividend Equivalent Account balances under the Plan. Payments required to be made by the Company hereunder with respect to a Participant’s Dividend Equivalent Account may be paid from the assets of such trust. Any “rabbi trust” established under this Plan will not include provisions of the type described in Code Section 409A(b)(1) (relating to non-U.S. trusts) or Code Section 409A(b)(2) (relating to a change in the Company’s financial health). This Plan is intended to be an unfunded nonqualified deferred compensation plan which is neither an “employee welfare benefit plan” nor an “employee pension benefit plan” within the meaning of Section 3(1) or (2) of the Employee Retirement Income Security Act of 1974, as amended, and shall be interpreted and administered to the extent possible in a manner consistent with that intent.
     5.7 Taxes. The Company shall not be responsible for the tax consequences under federal, state or local law of any election made by any Participant under the Plan. The Company shall have the right to deduct from any payment to be made pursuant to this Plan, or to otherwise require prior to the payment or distribution of any amount hereunder, payment by the Participant of any federal, state or local taxes required by law to be withheld with respect to any such payment or distribution to the Participant. In addition, to the extent the Company shall be required, prior to the date on which payments or other distributions are to be made to a Participant under this Plan, to withhold any taxes in connection with any Stock Units or Dividend Equivalent Payments credited to a Participant’s accounts under this Plan, the Participant agrees that the Company shall have the right to withhold such taxes from compensation or fees otherwise payable to the Participant or to otherwise require direct payment of such withholding taxes by the Participant to the Company.
     5.8 Amendment or Termination. Notwithstanding any other provision of this Plan, the Board may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely; provided, however that any such amendment, suspension or termination shall not, without the Participant’s consent, adversely affect the rights including but not limited to forfeiture or accelerated vesting of any Stock Units or Dividend Equivalent Payments previously credited to the Participants’ Stock Accounts or Dividend Equivalent Accounts prior to the effective date of such amendment, suspension or termination.

     5.9 Effective Date. This Plan was adopted by the Board effective as of January 1, 2005 (the “Effective Date”), and is amended and restated as set forth herein effective January 1, 2009 and such other dates as are specified herein and shall remain in effect until terminated pursuant to Section 5.8.
     5.10 Applicable Law. This Plan shall be interpreted under the laws of the State of Ohio.
* * *
          IN WITNESS WHEREOF, the Company has caused this Plan to be executed this 22nd day of December, 2008.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
BY:	/s/ Nan R. Zieleniec
Nan R. Zieleniec

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